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Exhibit 10.15

TEXAS INDUSTRIES, INC.

THREE-YEAR INCENTIVE PLAN
adopted pursuant to the
MASTER PERFORMANCE-BASED INCENTIVE PLAN

This Three Year Incentive Plan is adopted by the Compensation Committee of the Board of Directors pursuant to the Texas Industries, Inc. Master Performance-Based Incentive Plan ("Master Incentive Plan"). This Three-Year Incentive Plan is subject to all of the terms and conditions of the Master Incentive Plan. Terms not defined in this Three-Year Incentive Plan have the same meanings as in the Master Incentive Plan. Amendments and exceptions to this Three-Year Incentive Plan may be made only in the manner provided in the Master Incentive Plan.

1.     Performance Period

  The three fiscal years beginning June 1, 2007 and ending May 31, 2010.

2.     Participants

  Participants are recommended by management of the Company and approved by the Compensation Committee.

3.     Minimum Award Goal

  Achievement of an Award is dependent on attainment of a three year consolidated average return-on-equity for the Performance Period ("ROE") equal to or greater than 14%.

4.     ROE Calculation

  ROE is the average of the net income of the Company as a percentage of the average shareholders' equity of the Company for each fiscal year in the Performance Period, based on the net income and shareholders' equity reported to shareholders in the Company's consolidated financial statements for periods included in the Performance Period, rounded to the nearest one-tenth (1/10) of one percent (1%). A fiscal year's "average shareholders' equity" is the average of its four fiscal quarters' shareholders' equity. A "fiscal quarter's shareholders' equity" is the sum of its beginning and ending balances divided by two.

5.     Award Calculation

  The amount of an Award is based on the Company's three year average ROE for the Performance Period, and is calculated by multiplying a Participant's base salary on the last day of the Performance Period by the applicable Award Percentage shown in the schedule in Section 6. Individuals who become Participants during the Performance Period will have their Award pro-rated in six month increments (i. e., participation for an increment of less than six months will not be included in the calculation) for the amount of time they participated prior to the end of the Performance Period, with a six (6) month minimum participation requirement for eligibility for payment of an Award.

6.     Award Schedule

Three-Year Incentive Plan For The Three Consecutive Fiscal Year Period Ending May 31, 2010
Three-Year Average ROE	Award Percentage (% of Base Salary)
Less than 14%	0%
14% to less than 16%	50%
16% to less than 18%	70%
18% to less than 20%	100%
20% and above	140%

        The President and Chief Executive Officer's Award Percentage will be double that shown in the schedule above.

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TEXAS INDUSTRIES, INC. THREE-YEAR INCENTIVE PLAN adopted pursuant to the MASTER PERFORMANCE-BASED INCENTIVE PLAN